Exhibit 2.1
Execution Version

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN

Linn Energy Holdings, LLC
and
Linn Operating, Inc.
collectively, as Seller,
and
Rock Oil Holdings LLC
as Buyer

EXECUTED ON JULY 2, 2015

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7.2	Authorization, Approval and Enforceability	25
7.3	No Conflicts	25
7.4	Consents	25
7.5	Bankruptcy	26
7.6	Litigation	26
7.7	Material Contracts	26
7.8	No Violation of Laws	27
7.9	Preferential Rights	27
7.10	Payment of Burdens	27
7.11	Imbalances	27
7.12	Current Commitments	27
7.13	Tax Matters	27
7.14	Brokers’ Fees	28
7.15	Equipment	28
7.16	Payouts	28
7.17	Condemnation	28
7.18	[INTENTIONALLY OMITTED]	28
7.19	Environmental Matters	28
7.20	Permits	29
7.21	Wells	29
7.22	Hedge Contracts	29
7.23	Leases	29
7.24	Liens	29

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER		29
8.1	Organization, Existence and Qualification	29
8.2	Authorization, Approval and Enforceability	29
8.3	No Conflicts	30
8.4	Consents	30
8.5	Bankruptcy	30
8.6	Litigation	30
8.7	Regulatory	30
8.8	Financing	31
8.9	Independent Evaluation	31
8.10	Brokers’ Fees	31
8.11	Accredited Investor	31

ARTICLE IX
CERTAIN AGREEMENTS		31
9.1	Conduct of Business	31
9.2	Successor Operator	33
9.3	Governmental Bonds	33
9.4	Record Retention	33
9.5	Regulatory Matters	34
9.6	Release of Liens	34
9.7	Knowledge of Breach	35

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9.8	Amendment to Schedules	35

ARTICLE X
BUYER’S CONDITIONS TO CLOSING		35
10.1	Representations	35
10.2	Performance	35
10.3	No Legal Proceedings	35
10.4	Title Defects and Environmental Defects	36
10.5	Closing Deliverables	36

ARTICLE XI
SELLER’S CONDITIONS TO CLOSING		36
11.1	Representations	36
11.2	Performance	36
11.3	No Legal Proceedings	36
11.4	Title Defects and Environmental Defects	37
11.5	Closing Deliverables	37

ARTICLE XII
CLOSING		37
12.1	Date of Closing	37
12.2	Place of Closing	37
12.3	Closing Obligations	37
12.4	Records	38

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL		39
13.1	Assumption by Buyer; Specified Obligations	39
13.2	Indemnities of Seller	40
13.3	Indemnities of Buyer	40
13.4	Limitation on Liability	41
13.5	Express Negligence	41
13.6	Exclusive Remedy	41
13.7	Indemnification Procedures	42
13.8	Survival	43
13.9	Non-Compensatory Damages	44
13.10	Waiver of Right to Rescission	44
13.11	Insurance	45
13.12	Disclaimer of Application of Anti-Indemnity Statutes	45

ARTICLE XIV
EMPLOYMENT MATTERS		45
14.1	Employees	45

ARTICLE XV
TERMINATION, DEFAULT AND REMEDIES		45
15.1	Right of Termination	45
15.2	Effect of Termination	46

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15.3	Return of Documentation and Confidentiality	46
15.4	Distribution of Deposit Upon Termination	46

ARTICLE XVI
MISCELLANEOUS		47
16.1	Appendices, Exhibits and Schedules	47
16.2	Expenses and Taxes	47
16.3	Assignment	48
16.4	Preparation of Agreement	49
16.5	Publicity	49
16.6	Notices	49
16.7	Further Cooperation	50
16.8	Filings, Notices and Certain Governmental Approvals	51
16.9	Entire Agreement; Non-Reliance; Conflicts	51
16.10	Successors and Permitted Assigns	52
16.11	Parties in Interest	52
16.12	Amendment	52
16.13	Waiver; Rights Cumulative	52
16.15	Severability	53
16.16	Removal of Name	53
16.17	Counterparts	54
16.18	Like-Kind Exchange	54
16.19	Specific Performance	54
16.20	Financial Statements	54

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LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	―	Definitions

Exhibits
Exhibit A	―	Leases
Exhibit A-3	―	Easements and Surface Interests
Exhibit B	―	Wells
Exhibit B-1	―	Acreage Tracts
Exhibit C	―	Personal Property
Exhibit D	―	Form of Assignment and Bill of Sale
Exhibit E	―	Excluded Assets
Exhibit G	―	Allocated Values
Exhibit L	―	Form of Transition Services Agreement
Exhibit O	―	Target Formations
Exhibit P	―	Escrow Agreement
Schedules
Schedule 2.3(a)	―	Designated Well Costs
Schedule 7.4	―	Seller Consents
Schedule 7.6	―	Litigation
Schedule 7.7	―	Material Contracts
Schedule 7.8	―	Violation of Laws
Schedule 7.9	―	Preferential Rights
Schedule 7.10	―	Payment of Burdens
Schedule 7.11	―	Imbalances
Schedule 7.12	―	Current Commitments
Schedule 7.13	―	Tax Matters
Schedule 7.15	―	Certain Equipment Matters
Schedule 7.16	―	Payout Information
Schedule 7.17	―	Condemnation Proceedings
Schedule 7.19	―	Environmental Issues
Schedule 7.20	―	Permits
Schedule 9.1	―	Conduct of Business
Schedule 9.6	―	Mortgages

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 2nd day of July, 2015 (the “Execution Date”), between Linn Energy Holdings, LLC, a Delaware limited liability company, (“LEH”) and Linn Operating, Inc., a Delaware corporation (“LOI” and, collectively with LEH, “Seller”), and Rock Oil Holdings LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”
Recitals
Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of the Conveyed Interests (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein shall have the meanings given such terms in Appendix I, unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time. References to any date shall mean such

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date in Houston, Texas and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 A.M. on the applicable date in Houston, Texas.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the interests and properties described in Section 2.1(a) through Section 2.1(n) (such right, title and interest, less and except the Excluded Assets, collectively, the “Conveyed Interests”):
(a)    all of the oil, gas and/or mineral leases described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or Exhibit A (such interest in such leases, the “Leases”), and all rights and interests in the lands covered by the Leases or on any of the lands covered by the Acreage Tracts described in Exhibit B-1 and any lands pooled or unitized therewith (such lands, the “Lands”);
(b)    all oil, gas, water, injection and/or disposal wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;
(c)    [Reserved];
(d)    all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);
(e)    to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Conveyed Interests, including those described on Exhibit A-3;
(f)    all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Conveyed Interests that is used primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, water supply and/or treatment facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”);
(g)    [Reserved];

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(h)    [Reserved];
(i)    [Reserved];
(j)    to the extent assignable, all Applicable Contracts and all rights thereunder to the extent, and only to the extent, relating to the Conveyed Interests;
(k)    all Imbalances relating to the Conveyed Interests;
(l)    all of the files, records, information and data, whether written or electronically stored, primarily relating to the Conveyed Interests in Seller’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records; (v) facility and well files (including all logs and other geologic data related to wells) in each case to the extent that the same can be assigned to Buyer without penalty or payment (except to the extent Buyer is willing to make such payment); and (vi) documents relating to Taxes imposed on the Conveyed Interests (collectively, “Records”);
(m)    all of Seller’s right, title and interest in and to all claims and causes of action (including claims for adjustments or refunds and any benefits actually received from insurance claims Seller makes on behalf of the Buyer, with a waiver of subrogation in favor of the Buyer; provided, however, that Seller will make such claims at Buyer’s written request) to the extent attributable to (i) the Conveyed Interests insofar as initially accruing from and after the Effective Time, and (ii) any of the Assumed Obligations; and
(n)    all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory).
2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
2.3    Revenues and Expenses.
(a)    Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) (i) all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time commencing at the Effective Time, and (ii) all Operating Expenses relating to each Well that has not been completed and placed on production prior to the Effective Time, whether or not such expenses were incurred before or after the Effective Time, but only to the extent all such Operating Expenses are set forth on Schedule 2.3(a) (the “Designated Well Costs”). Such amounts which are received or paid prior to Closing shall be accounted for in the Preliminary

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Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts. Such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.
(b)    After the Parties’ agreement upon the Final Settlement Statement, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes or Income Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes or Income Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.
(c)    Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against amounts owing by the second Party to the first Party pursuant to this Section 2.3, but not otherwise.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby shall be $280,706,163 (the “Purchase Price”), as adjusted pursuant to this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).
3.2    Deposit. Upon execution of this Agreement, Buyer shall deposit with Wells Fargo Bank, National Association, a national banking association, (the “Escrow Agent”) a deposit equal to six percent (6%) of the Purchase Price to assure Buyer’s performance of its obligations hereunder (the “Deposit”). The Deposit will be held by the Escrow Agent pursuant to the terms of this Section 3.2 and the Escrow Agreement. The Deposit shall be applied against the Purchase Price if the Closing occurs or shall otherwise be distributed in accordance with the terms of Section 15.4, and the Parties agree, pursuant to the terms of the Escrow Agreement, to jointly instruct the Escrow Agent in writing to release the Deposit to the appropriate Party in accordance with this Section 3.2.
3.3    Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows (without duplication), and the resulting amount shall be herein called the “Adjusted Purchase Price”:

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(a)    The Purchase Price shall be adjusted upward by the following amounts:
(i)    an amount equal to the value of all Hydrocarbons attributable to the Conveyed Interests in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or (B) upstream of the sales meter, if any, the value to be based upon the contract price in effect as of the Effective Time (or the price paid to Seller in connection with the sale of such Hydrocarbons, if there is no contract price, during the Interim Period), net of (i) amounts payable as Burdens on such production and (ii) any Asset Taxes on such Hydrocarbons economically borne by Buyer but not taken into account pursuant to Section 3.3(b)(ii);
(ii)    an amount equal to all Operating Expenses and all other costs and expenses that are attributable to the Conveyed Interests (other than Overhead Costs, Asset Taxes and Income Taxes) incurred by Seller during the period of time commencing at the Effective Time, whether paid before or after the Effective Time, including (A) Burdens, (B) bond and insurance premiums paid by or on behalf of Seller with respect to the period of time commencing at the Effective Time, and (C) rentals and other lease maintenance payments;
(iii)    an amount equal to all of the Designated Well Costs paid by Seller, whether paid before or after the Effective Time;
(iv)    [INTENTIONALLY OMITTED];
(v)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 16.2 but that are paid or otherwise economically borne by Seller;
(vi)    subject to Section 3.9, to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 7.11, the sum of $0, which is an amount equal to the product of the underproduced volumes times $2.81/MMBtu;
(vii)    subject to Section 3.9, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.11, the sum of $0, which is an amount equal to the product of the overdelivered volumes times $2.81/MMBtu;
(viii)    the Overhead Costs from and after the Effective Time up to the Closing Date; and
(ix)    any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts:
(i)    an amount equal to all proceeds actually received by Seller attributable to the sale of Hydrocarbons (A) produced from or allocable to the Conveyed Interests during the period of time commencing at the Effective Time or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 3.3(a)(i), (in each

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case) net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds;
(ii)    the amount of all Asset Taxes allocated to Seller in accordance with Section 16.2 but that are paid or otherwise economically borne by Buyer;
(iii)    if the election under Section 5.3(d)(i) is made with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect (subject to adjustments with respect to Title Benefits pursuant to Section 5.3(e));
(iv)    if the election under Section 6.1(b)(i) is made with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;
(v)    the Allocated Value of the Conveyed Interests excluded from the transactions contemplated hereby pursuant to Sections 5.5(b)(i)(A), 5.5(b)(ii)(B) or 6.1(b)(ii);
(vi)    subject to Section 3.9, to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 7.11, the sum of $0, which is an amount equal to the product of the overproduced volumes times $2.81/MMBtu;
(vii)    subject to Section 3.9, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.11, the sum of $0, which is an amount equal to the product of the underdelivered volumes times $2.81/MMBtu;
(viii)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Conveyed Interests and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date; and
(ix)    any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(c)    Notwithstanding anything to the contrary in the foregoing, the Parties recognize that certain amounts of Hydrocarbons are being flared by Seller in the ordinary course of business and in accordance with applicable law and no adjustment to the Purchase Price will be made on account of such flared Hydrocarbons to the extent flared in accordance with applicable law.
3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, Seller’s good faith estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.
3.5    Preliminary Settlement Statement. Not less than five Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting

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each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 3.1 and Section 12.3(c). Within three Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement, if any. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, the amount of such adjustment set forth in the Preliminary Settlement Statement as presented by Seller in good faith (and as modified by those amounts agreed upon by the Parties) will be used to adjust the Purchase Price at Closing.
3.6    Final Settlement Statement.
(a)    On or before 120 days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Seller based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Within 30 days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties, subject to the provisions of Section 2.3(b). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within 10 days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
(b)    Subject to matters for which a Party has an indemnity obligation pursuant to Article XIII and as set forth in Section 2.3(b), the Final Settlement Statement shall be the final accounting for any and all Operating Expenses, and there shall be no adjustment for, or obligation to pay, any Operating Expenses between the Parties following the Final Settlement Statement.
3.7    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall within 14 Business Days after the

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delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston office of Ernst & Young LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position (with no authority to change the amount contemplated thereby) with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Accounting Arbitrator. The costs of the Accounting Arbitrator shall be borne one-half by Seller and one-half by Buyer.
3.8    Allocation of Purchase Price / Allocated Values.
(a)    The “Allocated Values” for the Acreage Tracts and Wells are set forth on Exhibit G. The Allocated Value for the Acreage Tracts or Wells is equal to the portion of the unadjusted Purchase Price that is allocated to such Acreage Tract or Well on Exhibit G, increased or decreased by a share of each adjustment to the unadjusted Purchase Price in accordance with Section 3.3. The share of each adjustment allocated to a particular Acreage Tract or Well shall be allocated to the particular Acreage Tract or Well to which such adjustment relates to the extent such adjustment relates to such Acreage Tract or Well and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Acreage Tract or Well pursuant to the immediately preceding sentence shall be allocated among the various Acreage Tract or Wells on a pro-rata basis in proportion to the unadjusted Purchase Price allocated to such Acreage Tract or Well on Exhibit G. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.
(b)    For purposes of Income Taxes, Asset Taxes, and other Taxes, Buyer and Seller shall agree to an allocation of the Purchase Price, in a manner consistent with Section 1060 of the Code, and Treasury Regulations thereunder (and, if applicable, in accordance with any other similar provision of state or local Law) within 90 days following the Closing Date. Such allocation schedule shall be reasonably consistent with the Allocated Values, as adjusted pursuant to this Agreement. Buyer and Seller shall report the purchase and sale of the Conveyed Interests consistently with any such agreed allocation schedule unless otherwise required by applicable Law.
3.9    Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 7.11, then the Purchase Price shall be further adjusted at Closing pursuant to Sections 3.3(a)(vi), 3.3(a)(vii), 3.3(b)(vi), or 3.3(b)(vii), as applicable, and Schedule 7.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

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ARTICLE IV
ACCESS / DISCLAIMERS
4.1    Access.
(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 4.1 and obtaining of any required consents of Third Parties (provided that Seller shall use good faith efforts to obtain such consent from all applicable Third Parties), including Third Party operators of the Properties (with respect to which consents Seller shall not be obligated to expend any monies) and including surface owners who are given notice of surface access in the ordinary course of Seller’s business, Seller shall afford to Buyer and its representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Properties and all Records in Seller’s or any of its Affiliate’s possession at such time to the extent necessary to conduct the title or environmental review described in Article V and Article VI. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment, but subject to any scheduling requirements by the Third Parties referenced above.
(b)    From the Execution Date to the Closing Date, Buyer’s inspection right with respect to the Environmental Condition of the Properties shall be limited to undertake a Phase I Environmental Site Assessment of the Properties conducted by a reputable environmental consulting or engineering firm and may include only visual inspections and record reviews relating to the Properties. In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Conveyed Interests, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representative gain physical access to any Conveyed Interests. Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Conveyed Interests with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request access rights and use good faith efforts to obtain consent from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Conveyed Interests. Notwithstanding the foregoing, in the event that Buyer’s Phase I Environmental Site Assessment identifies, in Buyer’s or Buyer’s Representative’s reasonable opinion, any potential Environmental Conditions, Buyer shall have the right to conduct an ASTM Phase II Environmental Site Assessment of the Properties; provided that if Buyer elects to conduct such ASTM Phase II Environmental Site Assessment, the Defect Claim Date (as to the assertion of Environmental Defects related to such ASTM Phase II Environmental Site Assessment and the underlying Phase I Environmental Site Assessment only), the Scheduled Closing Date and the Outside Date shall be extended for 8 days.

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(c)    Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Conveyed Interests with Seller and all Third Party operators, as applicable, to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Conveyed Interests, including any environmental or other inspection or assessment of the Conveyed Interests and, to the extent reasonably required by any Third Party operator, execute and deliver any reasonable access and bonding agreement required by any such Third Party operator, in each case before conducting Buyer’s assessment on such Conveyed Interest in accordance with this Section 4.1. Buyer hereby indemnifies, defends, and holds harmless each of the operators of the Conveyed Interests and each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Conveyed Interests, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH OPERATOR OF THE CONVEYED INTERESTS OR A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(d)    Buyer acknowledges that any entry into Seller’s offices or onto the Conveyed Interests shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(e)    Buyer agrees to promptly provide Seller, but in no event less than five days after receipt or creation thereof by Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), copies of all final environmental reports prepared by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Conveyed Interest, but only to the extent Buyer intends to use the same to support the assertion of any Environmental Defect. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Conveyed Interests or to the accuracy of said documents or the information contained therein.

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(f)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Conveyed Interests in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) restore the Conveyed Interests to the approximate same condition as they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools or other property brought onto the Conveyed Interests by any Buyer Representative in connection with such due diligence. Any disturbance to the Conveyed Interests (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.
(g)    During all periods that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Conveyed Interests, Buyer shall maintain, at its sole cost and expense, reasonable policies of insurance.
4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Conveyed Interests, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (i) such portions of the Conveyed Interest that are not conveyed to Buyer pursuant to the provisions of this Agreement, and (ii) information that is solely related to the Excluded Assets and/or Seller and its Affiliates.
4.3    Disclaimers.
(a)    EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE VII AND IN THE ASSIGNMENTS DELIVERED AT CLOSING, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).
(b)    EXCEPT TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, AND IN THE ASSIGNMENTS DELIVERED AT CLOSING AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE CONVEYED INTERESTS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY

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PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (iv) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE CONVEYED INTERESTS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII AND IN THE ASSIGNMENTS, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII AND IN THE ASSIGNMENTS, (i) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO BUYER’S RIGHTS UNDER SECTION 6.1, BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

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(d)    IT IS THE INTENTION OF THE PARTIES THAT BUYER’S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES--CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. § 17.41 ET SEQ. (THE "DTPA"). AS SUCH, BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES. BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GAAP; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER. BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. PURCHASER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.
(e)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
(f)    NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING DISCLAIMERS AND WAIVERS DO NOT WAIVE OR PRECLUDE ANY POTENTIAL CLAIM OF FRAUD BY THE BUYER, OTHER THAN THE WAIVER DESCRIBED IN SECTION 4.3(d).
ARTICLE V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
5.1    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title set forth in the Assignments, and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Conveyed Interests (a) before Closing, shall be as set forth in Section 5.3 and (b) from and after Closing, shall be pursuant to the contractual special warranty of title set forth in the Assignments.

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5.2    Special Warranty. The Assignments delivered at Closing will contain a special warranty of title with regard to the Conveyed Interests whereby Seller shall warrant Defensible Title to the Conveyed Interests unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances.
5.3    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. On or before the Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 5.3(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date, subject, however, to Seller’s rights under the special warranty of title set forth in the Assignments. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Conveyed Interest or portion thereof, affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (iv) Buyer’s preferred manner of curing such Title Defect and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that Buyer’s failure to do so shall not constitute a waiver of any Title Defects by Buyer. Buyer shall also, promptly upon actual discovery, furnish Seller with written notice of any Title Benefit which to Buyer’s knowledge is discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Conveyed Interests prior to the Defect Claim Date; provided that Buyer shall have no duty or obligation to search for Title Benefits.
(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”), including (i) a description of the alleged Title Benefit and the Conveyed Interest, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, (iii) the computations upon which Seller’s belief is based, and (iv) supporting documents reasonably necessary for Buyer to verify the existence of the Title Benefit. Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyer on or before the Defect Claim Date.

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(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any properly asserted Title Defects at any time prior to 90 days after the Closing Date (the “Cure Period”). During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Conveyed Interests and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. No reduction shall be made to the Purchase Price with respect to any Title Defect for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 5.3(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller elects to cure a Title Defect and the Title Defect is not cured prior to Closing, the Conveyed Interests affected by such Title Defect shall be conveyed to Buyer at the Closing; an amount equal to the Title Defect Amount of such Title Defect (as asserted in good faith by Buyer, unless the Parties have otherwise agreed upon an amount) shall be deducted from amounts otherwise payable at the Closing; and at the Closing, Buyer shall deposit such amount into an escrow account established with Escrow Agent pursuant to the terms of an Escrow Agreement pending the curing or resolution of the applicable Title Defect.
(d)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 15.1(e), in the event that any Title Defect timely asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option but subject to Buyer’s agreement in the case of the remedy described in Section 5.3(d)(ii), elect to:
(i)    subject to the Individual Title Defect Threshold and the Title Deductible, reduce the Purchase Price or the Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 5.3(g) or Section 5.3(j); or
(ii)    if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (a “Title Indemnity Agreement”).
(e)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 5.3(a), in the event there is a reduction in the Purchase Price for Title Defects under Section 5.3(d)(i), then, as Seller’s sole and exclusive remedy for each Title Benefit, such reduction in the Purchase Price shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 5.3(h) or Section 5.3(j).
(f)    Exclusive Remedy. Except for Buyer’s rights under Seller’s special warranty of title in the Assignments delivered at Closing and Buyer’s right to terminate this Agreement pursuant to Section 15.1(e), Section 5.3(d) shall be the exclusive right and remedy of

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Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Conveyed Interest, and Buyer hereby waives any and all other rights or remedies with respect thereto.
(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B or Exhibit B-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B or Exhibit B-1;
(iv)    if the Title Defect represents an increase of (A) Seller’s Working Interest for any Title Defect Property over (B) the Working Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Title Defect Property in Exhibit B;
(v)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of the Title Defect Property;
(vi)    In connection with the Acreage Tracts, if the Title Defect is based on Seller owning less Net Acres than those represented on Exhibit B-1, then the value of the Title Defect (as to each Acreage Tract affected by the Title Defect) shall be equal to the product of multiplying the Allocated Value set forth in Exhibit B-1 for such Acreage Tract by a fraction the numerator of which is the Net Acres for such Acreage Tract shown on Exhibit B-1, less the

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actual Net Acres, and the denominator of which is the Net Acres shown for such Acreage Tract on Exhibit B-1;
(vii)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(viii)    notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B;
(iii)    if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property over (B) the Working Interest set forth for such Title Benefit Property in Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Working Interest decrease and the denominator of which is the Work Interest set forth for such Title Benefit Property in Exhibit B;
(iv)    In connection with the Acreage Tracts, if the Title Benefit is based on Seller owning more Net Acres than those represented on Exhibit B-1, then the value of the Title Benefit shall be equal to the product of multiplying the Allocated Value set forth in Exhibit B-1 for such Acreage Tract by a fraction the numerator of which is the actual Net Acres owned by Seller less the Net Acres for such Acreage Tract shown on Exhibit B-1, and the denominator of which is the Net Acres shown for such Acreage Tract on Exhibit B-2; and
(v)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)    Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other

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remedies provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) less the amount of the aggregate Title Benefit Amounts exceeds (B) the Title Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts less Title Benefit Amounts exceeds the Title Deductible.
(j)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Title Disputes”) prior to Closing. If Seller and Buyer are unable to agree by Closing (or by the Title Dispute Date if Seller elects to attempt to cure an alleged Title Defect after Closing), the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in any of the regional areas in which the Title Defect Properties or Title Benefit Properties, as applicable, are located, in each case as selected by the mutual agreement of Buyer and Seller within 15 days after Closing or the Title Dispute Date, as applicable (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.3(j), the Houston office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j). The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 5.3 and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or less than that asserted by Seller. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, and, subject to Section 5.3(i), the Parties shall direct the Escrow Agent to release the amounts so awarded by the Title Arbitrator to the applicable Party. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 5.3(j), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the disputed

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amounts shall be deducted from the amounts otherwise paid by Buyer at Closing and at Closing, Buyer shall deposit such amounts into the escrow account with the Escrow Agent pursuant to the Escrow Agreement pending final resolution under this Section 5.3(j).
5.4    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Conveyed Interests, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Conveyed Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss to the extent affecting the Conveyed Interests and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Party) arising out of such Casualty Loss to the extent affecting the Conveyed Interests; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.
5.5    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth in Schedule 7.9, not later than 10 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 7.9 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.
(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Conveyed Interest to which its Preferential Purchase Right applies, then the Conveyed Interest subject to such Preferential Purchase Right shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing (but only to the extent of the portion of such Conveyed Interest affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Conveyed Interest (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but no later than 180 days following the Closing Date, (A)

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Seller shall so notify Buyer, (B) Buyer shall purchase, on or before 10 days following receipt of such notice, such Conveyed Interest (or portion thereof) that was so excluded from the Conveyed Interests to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest (or portion thereof), and (C) Seller shall assign to Buyer the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Conveyed Interest subject to such Preferential Purchase Right shall be included in the Conveyed Interests to be assigned to Buyer at Closing, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.
(ii)    All Conveyed Interests for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.
(b)    With respect to each Consent set forth in Schedule 7.4, Seller, not later than 10 days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(i)    If (A) Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Conveyed Interests affected thereby to Buyer to be void or (2) the termination of a Lease under the express terms thereof or (3) the payment of any consideration in exchange for granting such Consent or (B) a Consent requested by Seller is denied in writing, then, in each case, the Conveyed Interest (or portion thereof) affected by such un-obtained Consent shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Conveyed Interest (or portion thereof) so excluded. In the event that any such Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(b)(i)) that was not obtained prior to Closing is obtained within 180 days following the Closing Date, then, within 10 Business Days after such Consent is obtained, (x) Buyer shall purchase the Conveyed Interest (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Conveyed Interest (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(ii)    If Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and (A) the failure to obtain such Consent

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would not cause (1) the assignment of the Conveyed Interest (or portion thereof) affected thereby to Buyer to be void or (2) the termination of a Lease under the express terms thereof or (3) the payment of any consideration in exchange for granting such Consent and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Conveyed Interest (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.
(iii)    Prior to Closing, Seller shall use their commercially reasonable efforts to obtain all Consents listed in Schedule 7.4 (and any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to incur any Liability or pay any money (other than de minimis costs and expenses) in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defects.
(a)    Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. For all purposes of this Agreement, other than and except for breaches of Seller’s representations in Article VII asserted prior to the Closing Date, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Defect Claim Date, with such liabilities being “Buyer’s Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Conveyed Interests affected by such alleged Environmental Condition, (ii) the Allocated Value of the Conveyed Interests (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Condition. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect. Notwithstanding anything to the contrary contained in this Article VI, Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect

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Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that failure to do so shall not constitute a waiver of any Environmental Defects by Buyer. If Seller elects to cure an Environmental Defect and the Environmental Defect is not cured prior to Closing, the Conveyed Interests affected by such Environmental Defect shall be conveyed to Buyer at the Closing; an amount equal to the Remediation Amount of such Environmental Defect (as asserted in good faith by Buyer, unless the Parties have otherwise agreed upon an amount) shall be deducted from amounts otherwise payable at the Closing; and at the Closing, Buyer shall deposit such amount into an escrow account established with Escrow Agent pursuant to the terms of an Escrow Agreement pending the curing or resolution of the applicable Environmental Defect.
(b)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 15.1(e), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or cured prior to Closing, Seller shall, at its sole option but subject to Buyer’s agreement in the case of the remedy described in Section 6.1(b)(iii), elect to:
(i)    Subject to the Individual Environmental Threshold and the Environmental Deductible, reduce the Purchase Price by the Remediation Amount;
(ii)    in the event the Environmental Defect Amount attributable to any Environmental Defect exceeds 50% of the Allocated Value of the Conveyed Interest subject to such Environmental Defect, retain the entirety of the Conveyed Interest that is subject to such Environmental Defect, together with all associated Conveyed Interests, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Conveyed Interest and such associated Conveyed Interests;
(iii)    if and only if Buyer agrees to this remedy in its sole discretion, have Seller indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Conveyed Interests pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (each, an “Environmental Indemnity Agreement”).
(iv)    If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.
Notwithstanding anything herein to the contrary, in the event the Environmental Defect Amount attributable to any Environmental Defect exceeds 50% of the Allocated Value of the Conveyed Interest subject to such Environmental Defect, Buyer shall have the right, at its sole option, to cause Seller to retain the entirety of the Conveyed Interest that is subject to such Environmental Defect, together with all associated Conveyed Interests, in which event the Purchase Price shall

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be reduced by an amount equal to the Allocated Value of such Conveyed Interest and such associated Conveyed Interests.
(c)    Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 15.1(e), the provisions set forth in Section 6.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Conveyed Interest or other environmental matter.
(d)    Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller and Conveyed Interests retained by Seller pursuant to Section 6.1(b)) exceeds (B) the Environmental Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts exceeds the Environmental Deductible. For the avoidance of doubt, if Seller retains any Conveyed Interest related to any Environmental Defect pursuant to Section 6.1(b), then (x) the Purchase Price shall be reduced by the Allocated Value of such retained Conveyed Interest and (y) the Remediation Amount for the Environmental Defect relating to such retained Conveyed Interest will not be counted towards the Environmental Deductible.
(e)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects (that Seller is not attempting to cure after Closing), and Remediation Amounts associated with such Environmental Defects, prior to Closing. If Seller and Buyer are unable to agree by Closing (or the end of the Cure Period if Seller elects to cure any alleged Environmental Defect after Closing), the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas producing properties in any of the regional areas in which the affected Conveyed Interests are located, as selected by the mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 6.1(e), the Houston office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(e). The Environmental Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to

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make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice or less than the Remediation Amount asserted by Seller). The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 6.1(d), the Parties shall direct the Escrow Agent to release the amounts so awarded by the Environmental Arbitrator to the applicable Party. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(e), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the disputed amounts shall be deducted from the amounts otherwise paid by Buyer at Closing and at Closing, Buyer shall deposit such amounts into the escrow account with the Escrow Agent pursuant to the Escrow Agreement pending final resolution under this Section 6.1(e).
6.2    NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non-friable constitutes an Environmental Condition resulting in a violation of Environmental Laws or to the extent such NORM or asbestos-containing material is present on out of service surface equipment included in the Conveyed Interests.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 9.8), each entity constituting Seller jointly, and not severally, represents and warrants to Buyer as follows:

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7.1    Organization, Existence and Qualification.
(a)    LEH is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. LEH has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. LEH is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    LOI is a corporation duly formed and validly existing under the Laws of the State of Delaware. LOI has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. LOI is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
7.2    Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.3    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller or (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other Applicable Contract to which Seller is a party or by which Seller or the Conveyed Interests may be bound or (c) violate any Law applicable to Seller or any of the Conveyed Interests, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
7.4    Consents. Except (a) as set forth in Schedule 7.4, (b) for Customary Post-Closing Consents, and (c) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement that are set forth in Schedule 7.9, and (c) as described in Section 9.8, there are no restrictions to assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the

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transfer of the Conveyed Interests by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).
7.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.
7.6    Litigation. Except as set forth in Schedule 7.6, there is no lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or asserted in writing against Seller, or to Seller’s Knowledge, threatened, with respect to the Conveyed Interests or otherwise relating to the Conveyed Interests. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Seller’s Knowledge, threatened against Seller or any of its Affiliates that has or would have a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
7.7    Material Contracts.
(a)    Schedule 7.7 sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $150,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $150,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Hydrocarbon purchase and sale, transportation, gathering, treating, marketing, processing or similar Applicable Contract that is not terminable without penalty on 90 days’ or less notice;
(iv)    any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent fiscal year;
(v)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 90 days’ or less notice and (B) involves an annual base rental of more than $150,000;
(vi)    any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date and will not be terminable by Buyer without penalty within 30 days’ or less notice;

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(vii)    any farmout agreement, area of mutual interest agreement, exploration agreement, participation agreement, joint operating agreement or similar Applicable Contract where the primary obligation thereunder has not been fully performed; and
(viii)    any Applicable Contract for the sale of gas containing a take-or-pay, advance payment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor.
(b)    Except as set forth in Schedule 7.7, there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.
7.8    No Violation of Laws. Except as set forth in Schedule 7.8 and Schedule 7.20 and except as would not have a Material Adverse Effect, as of the Execution Date, Seller is not in violation of any applicable Laws with respect to its ownership and operation of the Conveyed Interests. For the avoidance of doubt, this Section 7.8 does not include any matters with respect to Environmental Laws, which shall be exclusively addressed in Article VI and Section 7.19, respectively.
7.9    Preferential Rights. Except as set forth in Schedule 7.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
7.10    Payment of Burdens. Except as would not have a Material Adverse Effect for such items that are not yet due or are being held in suspense for which the Purchase Price will be adjusted in accordance herewith pursuant to Section 3.3(b)(viii) and except as set forth on Schedule 7.10, Seller has paid all Burdens due by Seller with respect to the Conveyed Interests in accordance with the provisions of the Leases and applicable Laws, or if not paid, is contesting such Burdens described in Schedule 7.10 in good faith in the normal course of business.
7.11    Imbalances. Schedule 7.11 sets forth all material Imbalances associated with the Conveyed Interests as of the Effective Time.
7.12    Current Commitments. Schedule 7.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $150,000 (net to Seller’s interest) (the “AFEs”) relating to the Conveyed Interests to drill, rework or conduct other operations with respect to any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
7.13    Tax Matters. Except as set forth in Schedule 7.13, during the period of Seller’s ownership of the Conveyed Interests, all Asset Taxes that have become due and payable by Seller before the Effective Time have been properly paid, other than any Asset Taxes that are being contested in good faith. Except as set forth in Schedule 7.13, during the period of Seller’s ownership of the Conveyed Interests, all Tax Returns with respect to the Conveyed Interests that

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have become due prior to the Effective Time have been timely filed and such Tax Returns were correct and complete in all material respects. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Conveyed Interests. There are no administrative or judicial proceedings pending against the Conveyed Interests or against Seller relating to or in connection with the Conveyed Interests by any Governmental Authority with respect to Taxes. All Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Conveyed Interests have been satisfied in full in all respects. Except as set forth in Schedule 7.13 no transfer of any part of the Conveyed Interests pursuant to this Agreement will be treated as a transfer of an interest in a partnership for Tax purposes. Each partnership listed on Schedule 7.13 has in effect a valid election under Section 754 of the Code.
7.14    Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
7.15    Equipment. To Seller's Knowledge, except as set forth in Schedule 7.15, the Personal Property has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Conveyed Interests consistent with current practices, ordinary wear and tear excepted.
7.16    Payouts. Schedule 7.16 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Seller operated Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
7.17    Condemnation. Except as set forth in Schedule 7.17, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Conveyed Interests by reason of condemnation or the threat of condemnation.
7.18    [INTENTIONALLY OMITTED].
7.19    Environmental Matters. Except as set forth on Schedule 7.19,
(a)    Seller has not entered into any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use of any of the Conveyed Interests; and
(b)    as of the Execution Date, Seller has not received written notice (other than those that have been fully and finally resolved) from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Conveyed Interests that would reasonably be expected to: (i) materially interfere with or prevent compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) give rise to or result in any common Law or other liability of Seller to any Person.

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(c)    to Seller’s Knowledge, as of the Closing Date, (i) the Conveyed Interests are in material compliance with all applicable Environmental Laws, and (ii) there is not a material Environmental Condition existing with respect to the Conveyed Interests operated by Seller.
7.20    Permits. Except as set forth on Schedule 7.20, Seller has maintained and is maintaining all material permits with respect to Seller’s ownership and/or operation of the Conveyed Interests. The Conveyed Interests are in material compliance with all applicable permits. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Conveyed Interests as historically conducted.
7.21    Wells. There are not any Wells located on the Conveyed Interests that (i) Seller is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon as of the Effective Time that have not already been plugged, dismantled and/or abandoned; or (ii) have been plugged, dismantled or abandoned by Seller or its Affiliates in a manner that does not comply in all material respects with Laws.
7.22    Hedge Contracts. There are no Hedge Contracts pursuant to which any production of Hydrocarbons from any of the Conveyed Interests is dedicated or committed from and after the Effective Time.
7.23    Leases. Seller has not received any written notice from any Person that Seller has violated or is otherwise in breach of the terms of any Lease, excluding written notices for violations or breaches that have been cured by Seller and except as referenced in Schedule 7.6.
7.24    Liens. As of the Closing, and except for Permitted Encumbrances, there are no liens and encumbrances by, through or under Seller that burden the Conveyed Interests and are not filed of record.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following:
8.1    Organization, Existence and Qualification. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.2    Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by

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Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.4    Consents. Except as described in Section 9.5, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.
8.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer. Buyer is not insolvent.
8.6    Litigation. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that has or would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.7    Regulatory. Buyer (or its designated Affiliate) is and hereafter shall continue to be qualified under Law to own and assume operatorship of the Conveyed Interests in all jurisdictions where the Conveyed Interests are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained, currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Conveyed Interests and has filed any and all reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation. To Buyer’s Knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional

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approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.
8.8    Financing. Buyer shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
8.9    Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating the merits and risks of the Conveyed Interests, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Conveyed Interests, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller or any Affiliates of Seller, and (ii) subject to Seller’s compliance with Section 4.1, has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests. As of the Execution Date, Buyer has no knowledge of any breach of any representation, warranty or covenant of Seller given hereunder.
8.10    Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.
8.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (w) as set forth in Schedule 9.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 7.12, (y) for actions taken in connection with emergency situations or to maintain a Lease, and/or (z) as expressly contemplated by this Agreement or as expressly consented to by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned),

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(a)    Seller shall, from and after the Execution Date until Closing:
(i)    maintain or cause its Affiliates to maintain, and if Seller or one of its Affiliates is the operator thereof, operate, the Conveyed Interests in the usual and ordinary manner consistent with past practices and in material compliance with all Laws;
(ii)    maintain the books of account and Records relating to the Conveyed Interests in the usual and ordinary manner, in accordance with its usual accounting practices;
(iii)    use commercially reasonable efforts to maintain in full force and effect all Leases, except where any such Lease terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same (provided Seller has provided Buyer with reasonably advance written notice prior to termination);
(iv)    maintain insurance coverage on the Conveyed Interests in the amounts and types currently in force; and
(v)    keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Conveyed Assets, including by providing Buyer copies of written notices received by Seller with respect to breaches or potential breaches of Applicable Contracts.
(b)    Seller shall not, from and after the Execution Date until Closing, without Buyer’s written consent:
(i)    except in the case of any Contracts that are crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing arrangements entered into in the ordinary course of business and terminable by Buyer upon 30 days’ notice, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 7.7, or materially amend the terms of any Material Contract;
(ii)    terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract;
(iii)    propose any operation reasonably expected to cost Seller in excess of $50,000;
(iv)    consent to any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $50,000 (unless Buyer fails to respond to Seller’s written request for consent within 7 days, at which point Seller may consent to such operation);
(v)    transfer, sell, mortgage, pledge or dispose of the Conveyed Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business, and (B) sales of equipment that is no longer necessary or desirable in the operation of the Conveyed Interests or for which replacement equipment has been, or will be on or prior to Closing, obtained;

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(vi)    waive, compromise or settle any claim that would have a material adverse effect on the ownership, operation or value of the Conveyed Interests after the Effective Time;
(vii)    elect to be a non-consenting party under the underlying operating agreement or other agreement with respect to any of the Conveyed Interests;
(viii)    make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action would adversely affect the Conveyed Interests in a Post-Closing Tax Period; or
(ix)    commit to do any of the foregoing.
(c)    Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Conveyed Interests with respect to which it is not the operator, and Buyer agrees that the acts or omissions of any other Working Interest owner (including any operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 9.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.
9.2    Successor Operator. Buyer acknowledges that it desires to succeed Seller as operator of those Conveyed Interests or any portion thereof that Seller may presently operate. Buyer further acknowledges and agrees that Seller does not covenant or warrant that Buyer shall become successor operator of such Conveyed Interests. Seller agrees, however, that, as to the Conveyed Interests it operates, it shall use its commercially reasonable efforts to designate, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer (or Buyer’s designee) as, and use commercially reasonable efforts to assist Buyer in becoming, successor operator of such Conveyed Interests effective as of Closing.
9.3    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with any Governmental Authority and/or relating to the Conveyed Interests are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer (or, if applicable, its designated Affiliate), replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Conveyed Interests, and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Conveyed Interests.
9.4    Record Retention. Buyer shall and shall cause its successors and assigns to, for a period of five years following Closing (or, in the case of Records related to Tax matters, until the

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expiration of the period of time set forth in the applicable statute of limitations), (a) retain copies of the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records (but only to the extent Seller does not have electronic copies of such Records and does not need access to an original version) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense. At the end of such five-year period and prior to destroying any of the Records, Buyer shall notify Seller in writing in advance of such destruction and provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.
9.5    Regulatory Matters. If applicable, Seller and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than 10 Business Days, after the Execution Date, Seller and Buyer shall request early termination of the HSR Act waiting period on the Notification and Report Form, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall pay any filing fees in connection therewith, and (b) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance herewith, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 9.5, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.
9.6    Release of Liens. Concurrent with the Closing, Seller shall procure and deliver to Buyer a release or releases, in recordable form, executed by the applicable Person of those liens

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and security interests encumbering any of the Conveyed Interests, including those set forth on Schedule 9.6.
9.7    Knowledge of Breach. Prior to Closing, each Party will notify the other promptly after any officer of such Party has actual knowledge that any representation, warranty, covenant, or other agreement of the other Party contained in this Agreement is or becomes untrue or has been breached in any material respect before the Closing Date; provided that the failure of either Party to notify the other Party of its breach of any representation, warranty, covenant, or other agreement prior to the Closing Date, shall not affect either Party’s rights under Article XIII following Closing.
9.8    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing Date to add, supplement, or amend the Schedules to its representations and warranties with respect to any matter occurring after the Execution Date, which, if existing on the Execution Date would have been required to be set forth or described in such Schedules. Notwithstanding the foregoing, for all purposes in this Agreement, including for the purposes of determining whether the conditions set forth in Article X have been fulfilled, the Schedules to the Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided however that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing Date that arose in the ordinary course of business shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
ARTICLE X
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions precedent:
10.1    Representations. The representations and warranties of Seller set forth in Article VII shall be true and correct (without regard to materiality, or Material Adverse Effect qualifiers) on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.
10.2    Performance. Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
10.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending or threatened before any Governmental Authority

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seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
10.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Threshold, Individual Environmental Threshold, the Title Deductible, and the Environmental Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Buyer in its reasonable opinion, less the sum of all Title Benefit Amounts determined under Section 5.3(a) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Seller in its reasonable opinion (provided, however, if the Remediation Amounts asserted in good faith by Buyer in accordance with Section 6.1(a) with respect to such Environmental Defects cause the 25% threshold in this Section 10.4 to be reached, then the Closing will be delayed until the Parties mutually agree on such Remediation Amounts or such amounts are determined pursuant to Section 6.1(e)), and the sum of all Purchase Price adjustments for Conveyed Interests retained by Seller pursuant to Section 6.1(b)(i), plus (c) the value of all Casualty Losses, plus (d) the amount by which the Purchase Price is reduced for any Preferential Purchase Right or Consent under Section 5.5, shall be less than 25% of the Purchase Price.
10.5    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.
ARTICLE XI
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to Closing of each of the following conditions precedent:
11.1    Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all material respects (without regard to materiality qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
11.2    Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
11.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending or threatened before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

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11.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Threshold, Individual Environmental Threshold, the Title Deductible, and the Environmental Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Buyer in its reasonable opinion, less the sum of all Title Benefit Amounts determined under Section 5.3(a) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Seller in its reasonable opinion (provided, however, if the Remediation Amounts asserted in good faith by Buyer in accordance with Section 6.1(a) with respect to such Environmental Defects cause the 25% threshold in this Section 11.4 to be reached, then the Closing will be delayed until the Parties mutually agree on such Remediation Amounts or such amounts are determined pursuant to Section 6.1(e)), and the sum of all Purchase Price adjustments for Conveyed Interests retained by Seller pursuant to Section 6.1(b)(i), plus (c) the value of all Casualty Losses, plus (d) the amount by which the Purchase Price is reduced for any Preferential Purchase Right or Consent under Section 5.5, shall be less than 25% of the Purchase Price.
11.5    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 12.3.
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on or before August 31, 2015 (the “Scheduled Closing Date”), or such other date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”
12.2    Place of Closing. Closing shall be held at the offices of Seller at 600 Travis Street, Suite 5100, Houston, Texas 77002 or such other location as Buyer and Seller may agree upon in writing.
12.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer (or its designated Affiliate) shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties, covering the Conveyed Interests;
(b)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

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(c)    Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price;
(d)     Seller and Buyer shall execute and deliver the Transition Services Agreement;
(e)    Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer (or its designee) of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyer to the purchaser of production;
(f)    Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);
(g)    An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer;
(h)    An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;
(i)    Seller shall deliver duly executed releases and terminations of all mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Conveyed Interests (or any portion thereof), including those set forth on Schedule 9.6, which shall, in each case, be in form and substance reasonably satisfactory to Buyer and forms of which shall have been delivered to Buyer on or before the Closing Date;
(j)    Buyer shall deliver any instruments and documents required by Section 9.3;
(k)    Seller shall deliver to Buyer P-4 forms of all Conveyed Interests operated by Seller designating Buyer (or its designee) as the replacement operator and letters signed by Seller notifying all non-operators under joint operating agreements that Buyer will assume operations thereunder (only to the extent Seller is currently the operator and subject to the terms of Section 9.2); and
(l)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing.
12.4    Records. In addition to the obligations set forth under Section 12.3 above, but notwithstanding anything herein to the contrary, as soon as reasonably practical, but in any event no later than 30 days following the Transition Date (as defined in the Transition Services

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Agreement), Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyer; Specified Obligations.
(a)    Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, if applicable, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Conveyed Interests, including obligations:
(i)    to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts;
(ii)    to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii));
(iii)    to decommission the Conveyed Interests (the “Decommissioning Obligations”);
(iv)    subject to Seller’s obligations under Article VI, to clean up, restore and/or Remediate the premises covered by or related to the Conveyed Interests in accordance with applicable Contracts and Laws;
(v)    to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by any Law;
(vi)    subject to Article VI, arising from or related to Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities; and
(vii)    the matters set forth on Schedule 7.6;
(all of said obligations and Liabilities, subject to the following exclusion, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any obligations or Liabilities of Seller to the extent that they are Specified Obligations or attributable to or arise out of the ownership, use or operation of the Excluded Assets.
(b)    Upon Closing, each entity constituting Seller jointly, and not severally, retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, arising from, based upon, related

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to or associated with (i) Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease, Applicable Contract and/or applicable Laws, all Burdens with respect to the Conveyed Interests due by Seller and attributable to Seller’s ownership of the Conveyed Interests prior to the Effective Time (other than for amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii)); (ii) personal injury or death relating and attributable to such Seller’s ownership or operation of the Conveyed Interests attributable to the period of time prior to the Closing Date; (iii) Operating Expenses for which Seller is responsible pursuant to Section 2.3, (iv) the Excluded Assets; (v) Asset Taxes for which Seller is responsible pursuant to Section 16.2(b) (taking into account, and without duplication of, (A) such Asset Taxes effectively borne by Seller as a result of Purchase Price adjustments made pursuant to Section 3.3 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d)), (vi) the matters set forth on Schedule 7.6, (vii) employment issues for employees of Seller or its Affiliates; and (viii) any off-site disposal of Hazardous Substances at locations off of the Conveyed Interests (all of said Liabilities herein being referred to as the “Specified Obligations”).
13.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, each entity constituting Seller, jointly and not severally, shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Seller of its representations or warranties contained in Article VII;
(b)    any breach by Seller of its covenants and agreements under this Agreement; or
(c)    the Specified Obligations.
13.3    Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in Article VIII;

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(b)    any breach by Buyer of its covenants and agreements under this Agreement; or
(c)    the Assumed Obligations.
13.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 13.2(a) of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000, and (ii) until and unless the aggregate amount of all Liabilities exceeding the threshold described in clause (i) above and for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that any indemnity for any breach of the representations in Sections 7.1, 7.2, 7.3, 7.5, 7.13 or 7.14 shall not be limited by this Section 13.4(a).
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 13.2(a) and Section 13.2(b) for aggregate Liabilities in excess of an amount equal to 25% of the Purchase Price; provided that any indemnity for any breach of the representations in Sections 7.1, 7.2, 7.3, 7.5, 7.13 or 7.14 shall not be limited by this Section 13.4(b).
13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 4.1(c), 4.1(d), AND 4.3, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 4.1(c), 13.2 and 13.3, the Assignments and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 4.1(c), Section 13.2 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties or as otherwise provided in this Agreement, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action

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whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Conveyed Interests prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 5.4).
13.7    Indemnification Procedures. All claims for indemnification under Sections 4.1(c), 13.2 and 13.3 shall be asserted and resolved as follows:
(a)    For purposes of Section 4.1(c), and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Person(s) with respect to such Liabilities pursuant to Section 4.1(c), or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 4.1(c), or this Article XIII.
(b)    To make a claim for indemnification under Sections 4.1(c), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

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(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8    Survival.
(a)    Except for the Specified Representations, the representations and warranties set forth in Section 7.13 and Section 7.19 and the special warranty of title included in the Assignments, the representations and warranties of Seller in Article VII and Buyer in Article VIII and the covenants and agreements of the Parties in Section 9.1 and Section 12.4, shall in

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each case terminate on the date that is twelve calendar months from the Closing Date. The Specified Representations shall survive Closing without time limit. The representations and warranties set forth in Section 7.13 shall survive until 30 days after the expiration of the period of time set forth in the statute of limitations. The representations and warranties set forth in Section 7.19 shall survive until the Closing Date. The special warranty of title included in the Assignments shall survive without time limit. Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnities set forth in Section 13.2(c) shall survive the Closing for a period of four years from the Closing Date; provided however that (i) Seller’s indemnities set forth in Section 13.2(c) relating to the portions of the Specified Obligations defined in items (i), (v) and (vii) of Section 13.1(b) shall survive until 30 days after the expiration of the period of time set forth in the statute of limitations regarding the same and Seller’s indemnities set forth in Section 13.2(c) relating to the portions of the Specified Obligations defined in item (iv) of Section 13.1.(b) shall survive without time limit. Buyer’s indemnity set forth in Sections 4.1(c) and 13.3(c) shall survive the Closing without time limit and shall be deemed covenants running with the lands. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 13.2(a) through 13.2(b) or Sections 13.3(a) through 13.3(c) prior to the date of termination for such indemnity.
13.9    Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, REMOTE OR SPECULATIVE, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.10    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate

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compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.11    Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by an such indemnified party under any insurance agreement.
13.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
ARTICLE XIV
EMPLOYMENT MATTERS
14.1    Employees. Buyer or its Affiliates may not offer employment to any employees of Seller or any of its Affiliates who provide services in relation to the Assets (“Seller Employees”) for a period of 1 year after the Closing.
ARTICLE XV
TERMINATION, DEFAULT AND REMEDIES
15.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:
(a)    by the mutual prior written consent of Seller and Buyer;
(b)    by either Seller or Buyer if Closing has not occurred on or before September 30, 2015 (or such later date as agreed to in writing by Seller and Buyer) (the “Outside Date”);
(c)    by Seller, at Seller’s option, if any of the conditions set forth in Article XI have not been satisfied on or before the Outside Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;
(d)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article X have not been satisfied on or before the Outside Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer; or

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(e)    by Buyer if the condition set forth in Section 10.4 has not been satisfied on or before the Scheduled Closing Date or by Seller if the condition set forth in Section 11.4 is not satisfied on or before the Scheduled Closing Date;
provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Sections 15.1(b) through (d) above if such Party or its Affiliates are, at such time, in material breach of this Agreement.
15.2    Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 15.1 hereof, then, except for the provisions of Article I, Sections 4.1(c) through 4.1(f), 4.2, 4.3, 13.9, this Section 15.2 through Section 15.4, Article XVI (other than Sections 16.2(b), 16.7, 16.8, 16.16, 16.18, 16.19, and 16.20) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder in which case (except in the case of termination described in Section 15.4(a)) the other Party shall have the right to seek all remedies available at law or in equity for such material breach and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.
15.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or no behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreement and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Seller in writing.
15.4    Distribution of Deposit Upon Termination.
(a)    If Seller terminates this Agreement under Section 15.1(c), all of Buyer’s conditions set forth in Article X have been satisfied and the Closing has not occurred (i) because Buyer has willfully failed to perform or observe its covenants and agreements or (ii) because Buyer is in material breach of its representations and warranties hereunder, Seller shall be entitled to retain the Deposit as liquidated damages (and Seller and Buyer shall direct the Escrow Agent to pay the Deposit to Seller), free of any claims by Buyer or any other Person with respect thereto, as Seller’s sole and exclusive remedy. The Parties agree that such liquidated damages are reasonable considering the circumstances and are a good faith estimate of the actual damages reasonably expected to result. In the event of such termination, Seller shall be free to enjoy immediately all rights of ownership of the Conveyed Interests and to sell, transfer, encumber or otherwise dispose of the Conveyed Interests to any party without any restriction under this Agreement.
(b)    If this Agreement is terminated for any reason other than the reasons set forth in Section 15.4(a), Seller and Buyer shall direct the Escrow Agent to return the Deposit to Buyer, exclusive of interest, free of any claims by Seller or any other Person with respect thereto.

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ARTICLE XVI
MISCELLANEOUS
16.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
16.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    Seller shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Time. Each Party shall be responsible for its own Income Taxes.
(c)    For purposes of Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(d)    To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.6, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 16.2(b). Buyer shall be responsible for the preparation and timely filing of any Tax Returns that become due on or after the Closing Date and for the payment to the applicable Taxing Authority of all Asset Taxes that become due and

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payable on or after the Closing Date, provided that Seller shall reimburse Buyer for any such Taxes that are allocated to Seller pursuant to Section 16.2(b), and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments; except Seller shall be responsible for the payment of all ad valorem, real property and personal property taxes for the Straddle Period on Conveyed Interests operated by Seller, provided that Buyer shall reimburse Seller for any such Taxes that are allocated to Buyer pursuant to Section 16.2(b), and Seller shall indemnify and hold Buyer harmless for any failure to file such Tax Returns and to make such payments.
(e)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.
(f)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Conveyed Interests. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Interests relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
(g)    Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Conveyed Interests. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.
(h)    Any payments made to any party pursuant to Article XIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.
16.3    Assignment. Subject to the provisions of Section 16.18, this Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, at any time prior to three Business Days prior to the Closing Date, Buyer may, by written notice to Seller, direct Seller to assign Buyer’s interest in this Agreement or all or a portion of the Conveyed Interests and Assumed Obligations to one or more Affiliates of Buyer.

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Such assignment shall not relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Conveyed Interests shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Conveyed Interests so assigned or transferred.
16.4    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
16.5    Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided that under no circumstances shall either Party issue any press release or other public or private announcement disclosing the name of the other Party (or its Affiliates) without the express written consent of such Party, which may be withheld in its sole discretion, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange.
16.6    Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Linn Energy Holdings, LLC
Linn Operating, Inc.
600 Travis Street, Suite 5100
Houston, Texas 77002
Attention:	Candice Wells
Vice President, General Counsel and Corporate Secretary
Fax: (832) 426-5956
Email: CWells@linnenergy.com

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With a copy to (which copy shall not count as notice):

Linn Energy Holdings, LLC
Linn Operating, Inc.
600 Travis Street, Suite 5100
Houston, Texas 77002
Attention:	David Beathard,
VP Business Development, Strategy & Planning
Fax: (832) 426-5909
Email: DBeathard@linnenergy.com

If to Buyer:

Rock Oil Holdings LLC
909 Fannin St., Suite 1350
Houston, Texas 77010
Attention:	Kyle R. Miller
Chief Executive Officer
Fax: (832) 701-1775

With a copy to (which copy shall not count as notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Chad M. Smith
Email: chad.smith@lw.com
Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 16.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
16.7    Further Cooperation. Following Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably

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request, to convey and deliver the Conveyed Interests to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement.
16.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Conveyed Interests and to the operator of such Conveyed Interests of the assignment of such Conveyed Interests to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
16.9    Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NEITHER PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY

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TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.
16.10     Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.
16.11    Parties in Interest. Notwithstanding anything contained in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Persons (but shall not be obligated to do so).
16.12    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.
16.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
16.14    Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO REAL PROPERTY FOR PROPERTIES LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY

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TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 16.14.
16.15    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.16    Removal of Name. As promptly as practicable, but in any case within 60 days after the termination of the obligations under Section 1.1 of the Transition Services Agreement or such earlier time as may be required by applicable Law, Buyer shall eliminate the names “Linn” and any variants thereof from the Conveyed Interests and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

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16.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.
16.18    Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Conveyed Interests as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange.  Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Conveyed Interests under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Either Party electing to treat the acquisition or sale of the Conveyed Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
16.19    Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, except as otherwise provided herein, in addition to any other remedy available at law or in equity.
16.20     Financial Statements. Seller acknowledges that Buyer and its Affiliates may desire now or in the future (including as a result of a potential initial public offering or Rule 144A offering of Buyer and or any of its Affiliates), to include statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in documents distributed to investors and perhaps filed by Buyer and its Affiliates with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited. Accordingly, from and after the Closing Date, Seller

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shall if requested use commercially reasonable efforts to (at Buyer’s sole cost and expense) (a) promptly provide Buyer with such information about the Conveyed Interests as may be required to be included in such documents, (b) provide, and shall cause its Affiliates, officers and employees to provide, reasonable cooperation in connection with the preparation of such documents, including providing reasonable access to auditors, auditor work papers, employees, books and records, and any financial data reasonably requested by Buyer in connection therewith, and (c) request that its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to Buyer or its underwriters or placement agents with respect to financial information relating to the transactions contemplated by this Agreement included as part of such documents. Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Conveyed Interests and (ii) the access to be provided to Purchaser pursuant to this Section 16.20 shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

Seller:

LINN ENERGY HOLDINGS, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	Chairman, President & CEO

LINN OPERATING, INC.

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	Chairman, President & CEO

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Buyer:

ROCK OIL HOLDINGS LLC

By:	/s/ Jason Cansler
Name:	Jason Cansler
Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX I
Definitions
Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.
“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.7.
“Acreage Tract” means each of the tracts of land described on Exhibit B-1.
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” has the meaning set forth in Section 7.12.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, with respect to Buyer, Affiliate shall not include Riverstone Holdings LLC, funds advised by Riverstone Holdings LLC or portfolio companies of such funds other than Rock Oil Holdings LLC and its controlled subsidiaries.
“Agreement” has the meaning set forth in the first paragraph herein.
“Allocated Values” has the meaning set forth in Section 3.8(a).
“Applicable Contracts” means all Contracts to which Seller is a party or is bound relating to any of the Conveyed Interests and (in each case) that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; all confidentiality agreements related to the Conveyed Interests (even if not otherwise binding on Buyer at Closing) and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with such taxes but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) attributable to or measured by the ownership or operation of

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the Conveyed Interests or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit D.
“Assumed Obligations” has the meaning set forth in Section 13.1(a).
“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.
“Buyer” has the meaning set forth in the first paragraph herein.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.
“Buyer’s Environmental Liabilities” has the meaning set forth in Section 6.1(a).
“Buyer’s Representatives” has the meaning set forth in Section 4.1(a).
“Casualty Loss” has the meaning set forth in Section 5.4(b).
“Claim Notice” has the meaning set forth in Section 13.7(b).
“Closing” has the meaning set forth in Section 12.1.
“Closing Date” has the meaning set forth in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of May 4, 2015, by and between LEH and Buyer.
“Consent” has the meaning set forth in Section 7.4.
“Contract” means any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.
“Conveyed Interests” has the meaning set forth in Section 2.1.
“Cure Period” has the meaning set forth in Section 5.3(c).

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“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are customarily obtained after the assignment of properties similar to the Conveyed Interests.
“Decommissioning Obligations” has the meaning set forth in Section 13.1(a)(iii).
“Defect Claim Date” means on or before 5:00 P.M. (Central Time) on the date that is 37 days after the Execution Date.
“Defensible Title” means such title of Seller with respect to the Wells and Acreage Tracts that, as of the Effective Time, and subject to Permitted Encumbrances:
(a)    with respect to each Well set forth in Exhibit B (subject to any reservations, limitations or depth restrictions described in Exhibit B), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B as to all depths from the surface to the base of the applicable Target Formation, except for decreases in connection with those operations in which Seller may from time to time after the Effective Time elect to be a non-consenting co-owner to the extent permitted by this Agreement;

(b)    with respect to each Well set forth in Exhibit B (subject to any reservations, limitations or depth restrictions described in Exhibit B), obligates Seller to bear not more than the Working Interest set forth in Exhibit B as to all depths from the surface to the base of the applicable Target Formation, except increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(c)    with respect to each of the Acreage Tracts (subject to any reservations, limitations or depth restrictions described in Exhibit B-1), Seller owns at least the Net Acres and Net Revenue Interest for such Acreage Tract as is represented in Exhibit B-1, as to all depths from the surface to the base of the applicable Target Formation; and

(d)    is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 3.2.
“Designated Well Costs” has the meaning set forth in Section 2.3(a).
“Dispute Notice” has the meaning set forth in Section 3.6(a).
“DOJ” has the meaning set forth in Section 9.5.
“DTPA” has the meaning set forth in Section 4.3(d).
“Effective Time” means 7:00 A.M. (Central Time) on May 1, 2015.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.

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“Environmental Arbitrator” has the meaning set forth in Section 6.1(e).
“Environmental Condition” means (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Conveyed Interest (or Seller or its Affiliates with respect to a Conveyed Interest) not to be in compliance with any Environmental Law, or (b) the existence as of the Execution Date with respect to the Conveyed Interests or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Deductible” means two percent (2%) of the Purchase Price.
“Environmental Defect” means an Environmental Condition with respect to a Conveyed Interest.
“Environmental Defect Notice” has the meaning set forth in Section 6.1(a).
“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(b)(iii).
“Environmental Laws” means all Laws in effect as of the Execution Date, including common law, relating to the protection of the environment, including those Laws relating to the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et. seq., as amended, or any other Law governing worker safety or workplace conditions.
“Escrow Agent” has the meaning set forth in Section 3.2.
“Escrow Agreement” means the form of Escrow Agreement attached hereto as Exhibit P.
“Exchange” has the meaning set forth in Section 16.18.
“Excluded Assets” means (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Conveyed Interests); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Conveyed Interests and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.4 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards

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arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Conveyed Interests with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, smartphones, tablets and other mobility devices (such as MiFi and SCADA controllers), well communication devices, and any other information technology systems; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that, if requested by Buyer, Seller has used reasonable efforts to obtain consent to disclose such data); (k) all audit rights or obligations of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) to the extent not assignable (after Seller, upon request from Buyer, has used reasonable efforts to obtain all required consents to assign) all geophysical and other seismic and related technical data and information relating to the Conveyed Interests; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Conveyed Interests, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any leases, rights and other assets specifically listed in Exhibit E; (p) any Hedge Contracts; and (q) any debt instruments.
“Execution Date” has the meaning set forth in the first paragraph herein.
“Fee Minerals” has the meaning set forth in Section 2.1(c).
“Final Price” has the meaning set forth in Section 3.6(a).
“Final Settlement Statement” has the meaning set forth in Section 3.6(a).
“FTC” has the meaning set forth in Section 9.5.
“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other

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authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.
“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Horizontal Impairments” has the meaning set forth in the definition of “Permitted Encumbrances.”
“HSR Act” has the meaning set forth in Section 9.5.
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” has the meaning set forth in Section 13.7(a).
“Indemnifying Party” has the meaning set forth in Section 13.7(a).
“Indemnity Deductible” means two and one-half percent (2.5%) of the Purchase Price.
“Individual Environmental Threshold” has the meaning set forth in Section 6.1(d).
“Individual Title Defect Threshold” has the meaning set forth in Section 5.3(i).
“Interim Period” means that period of time commencing at the Effective Time and ending at 7:00 A.M. (Central Time) on the Closing Date.
“Knowledge” means with respect to Seller, the actual knowledge (without investigation) of the following Persons: Mark Ellis, Arden Walker, Jr., Kolja Rockov, David B. Rottino, Thomas Emmons, David R. Beathard, and Matt Roberts.
“Lands” has the meaning set forth in Section 2.1(a).

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“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” has the meaning set forth in Section 2.1(a).
“LEH” has the meaning set forth in the first paragraph herein.
“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs, and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or Remediation.
“LOI” has the meaning set forth in the first paragraph herein.
“Material Adverse Effect” means any change, offset, fact, condition, event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Conveyed Interest, taken as a whole and as operated or expected to be operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or the Transaction Documents and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; and (k) natural declines in well performance.
“Material Contracts” has the meaning set forth in Section 7.7(a).
“Net Acres” means, as computed separately with respect to each Lease, (a) the number of gross acres of land covered by such Lease, multiplied by (b) the undivided percentage interest in Hydrocarbons covered by such Lease in such lands, multiplied by (c) Seller’s aggregate Working Interest or undivided interest in such Lease.
“Net Revenue Interest” means, with respect to any Well set forth in Exhibit B or any Acreage Tract set forth in Exhibit B-1, the interest in and to (and, with respect to an Acreage Tract, the weighted average (based on acreage) interest in and to) all Hydrocarbons produced, saved and sold from or allocated to such Well (in each case, limited to depths from the surface to the base of the Target Formation as described in the definition of “Defensible Title” and subject

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to any reservations, limitations or depth restrictions described in Exhibit B and Exhibit B-1), after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.
“Operating Expenses” means (other than the Designated Well Costs) all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Conveyed Interests in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Conveyed Interests under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Decommissioning Obligations, (c) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense, and (f) Income Taxes and Asset Taxes.
“Outside Date” has the meaning set forth in Section 15.1(b).
“Overhead Costs” means an amount equal to $100,000 per calendar month during the Interim Period.
“Party” and “Parties” has the meaning set forth in the first paragraph herein.
“Permitted Encumbrances” means:
(a)    the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not (i) materially interfere with the operation or use of any of the Conveyed Interests as currently operated and used, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well or Acreage Tract to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Exhibit B-1 for such Acreage Tract, (iii) does not obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iv) does not reduce the number of Net Acres as to any Acreage Tract below the number of Net Acres set forth on Exhibit B-1. provided, however that any drilling obligation included in the Leases will be considered a permitted encumbrance so long as Seller is not in breach of such obligations;
(b)    preferential rights to purchase and required consents to assignment and similar agreements (but only as applicable to the transfer to Buyer);
(c)    liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith;
(d)    Customary Post-Closing Consents;

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(e)    conventional and customary rights of reassignment upon final intention to abandon or release any of the Conveyed Interests;
(f)    such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;
(g)    all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Conveyed Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Conveyed Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;
(h)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Conveyed Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment (“Surface Items”), which, in each case, (i) do not materially impair the operation or use of the Conveyed Interests as currently operated and used or (ii) would not reasonably be expected to both unreasonably and materially impair the operation or use of the Conveyed Interests to conduct a horizontal drilling and development program on the Leases and Lands (“Horizontal Impairments”); provided, however, that any Horizontal Impairment caused by such Surface Items shall be a “Permitted Encumbrance” if such Horizontal Impairment (i) is generally expected to arise in a horizontal drilling and development program in the Permian Basin or (ii) may be resolved using reasonable efforts generally expended in the oil and gas industry in the Permian Basin during horizontal drilling and development (including the reasonable spending of money, reasonable modification of development plans, and reasonable delays);
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(k)    liens created under the Conveyed Interests or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

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(l)    any Encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing;
(m)    mortgage liens burdening a lessor’s interest in the Conveyed Interests, to the extent, and only to the extent, subordinated to the applicable Lease or other Conveyed Interest or to the extent scheduled on Schedule 9.6 and released at or before Closing; and
(n)    the terms and conditions of all Applicable Contracts if the net cumulative of such Applicable Contracts (i) do not materially interfere with the operation or use of any of the Conveyed Interests, (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Acreage Tract to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Exhibit B-1 for such Acreage Tract, (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Lease, Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iv) do not reduce the number of Net Acres as to any Acreage Tract below the number of Net Acres set forth on Exhibit B-1.
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” has the meaning set forth in Section 2.1(f).
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Conveyed Interests required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Conveyed Interests actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Preferential Purchase Right” has the meaning set forth in Section 7.9.
“Preliminary Settlement Statement” has the meaning set forth in Section 3.5.
“Property” or “Properties” has the meaning set forth in Section 2.1(d).
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.1(l).

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“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.
“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions to the extent but only to the extent required under Environmental Laws and/or to completely correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 6%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition.
“Scheduled Closing Date” has the meaning set forth in Section 12.1.
“Seller” has the meaning set forth in the first paragraph herein.
“Seller Benefit Plans” has the meaning set forth in Section 7.18.
“Seller Employees” has the meaning set forth in Section 14.1.
“Seller Indemnified Parties” has the meaning set forth in Section 13.3.
“Specified Obligations” has the meaning set forth in Section 13.1(b).
“Specified Representations” means the representations and warranties in Sections 7.1, 7.2, 7.14, 8.1, 8.2, 8.10, and 8.11.
“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.
“Surface Items” has the meaning set forth in the definition of “Permitted Encumbrances.”
“Target Formations” has the meaning set forth in Exhibit O.
“Taxes” means any taxes, assessments, unclaimed property or escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental

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entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 13.7(b).
“Title Arbitrator” has the meaning set forth in Section 5.3(j).
“Title Benefit” means, with respect to each Well shown in Exhibit B or Acreage Tract shown in Exhibit B-1, any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller above that shown for such Well in Exhibit B or Acreage Tract in Exhibit B-1 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B or Exhibit B-1, as applicable, or (b) to decrease the Working Interest of Seller in any Well or Acreage Tract below that shown for such Well in Exhibit B or Acreage Tract in Exhibit B-1 to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B or Exhibit B-1, as applicable.
“Title Benefit Amount” has the meaning set forth in Section 5.3(e).
“Title Benefit Notice” has the meaning set forth in Section 5.3(a).
“Title Benefit Property” has the meaning set forth in Section 5.3(a).
“Title Deductible” means two percent (2%) of the Purchase Price.
“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells or Acreage Tracts as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization unless Buyer provides reasonable affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Conveyed Interest;
(b)    defects based on a gap in Seller’s chain of title in the federal, state, county or parish records or other records of a Governmental Authority as to the Leases, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);

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(c)    defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;
(d)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings provides reasonable affirmative evidence that such failure results in another Person’s actual and superior claim of title to the relevant Conveyed Interest;
(e)    defects that have been cured by applicable Laws of limitation or prescription;
(f)    any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement (including Section 9.1);
(g)    defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents but only in connection with the proposed transfer to Buyer;
(h)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven years or more;
(i)    defects arising from or relating to the outcome of any litigation set forth in Schedule 7.6;
(j)    defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;
(k)    defects based solely on (i) lack of information in Seller’s files, or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;
(l)    defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties;
(m)    defects based solely on the failure of a lease to hold a specified number of Net Acres after the primary term of such lease has expired based on any provision in the lease providing that the lease holds only the acreage within the minimum proration unit required to produce the maximum allowable or any similar provision but only if Seller is not claiming to hold more than 80 acres by any vertical oil well; and
(n)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws.
“Title Defect Amount” has the meaning set forth in Section 5.3(g).
“Title Defect Notice” has the meaning set forth in Section 5.3(a).

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“Title Defect Property” has the meaning set forth in Section 5.3(a).
“Title Disputes” has the meaning set forth in Section 5.3(j).
“Title Dispute Date” means on or before 5:00 P.M. (Central Time) on the date that is 30 days after the expiration of the Cure Period.
“Title Indemnity Agreement” has the meaning set forth in Section 5.3(d)(ii).
“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
“Transition Period” shall mean the period of time for which certain transition services are provided by Seller pursuant to the Transition Services Agreement covering three production months after Closing.
“Transition Services Agreement” shall mean a transition services agreement pertaining to the Conveyed Interests in substantially the same form as Exhibit L.
“Transfer Taxes” has the meaning set forth in Section 16.2(e).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(d).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Wells” has the meaning set forth in Section 2.1(b).
“Working Interest” means, with respect to any Well set forth in Exhibit B or any Acreage Tract set forth in Exhibit B-1, the interest in and to (and, with respect to an Acreage Tract, the weighted average (based on acreage) interest in and to) such Well or Acreage Tract that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Acreage Tract (in each case, limited to depths from the surface to the base of the applicable Target Formation as described in the definition of “Defensible Title” and in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B and Exhibit B-1), but without regard to the effect of any Burdens.

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